Keryx Biopharmaceuticals, Inc. Announces Proposed Public Offering of Common Stock

Monday July 11, 6:29 am ET

NEW YORK, July 11 /PRNewswire-FirstCall/ — Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX — News) today announced plans to offer 5,000,000 shares of its newly issued common stock in an underwritten public offering. The offering will be made pursuant to Keryx’ effective shelf registration statement previously filed with the Securities and Exchange Commission on October 13, 2004. Keryx also expects to grant the underwriters a 30-day option to purchase an additional 780,000 shares to cover over-allotments, if any.

JPMorgan Securities Inc. is acting as the sole book-running manager in this offering with Bear, Stearns & Co. Inc. acting as co-lead manager. Jefferies & Company, Inc., Oppenheimer & Co., Inc., Brean Murray & Co., Inc. and Punk, Ziegel & Company, L.P. are acting as co-managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares of common stock that Keryx intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer of shares of common stock will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A copy of the prospectus can be obtained from JPMorgan’s Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (telephone 212-552-5164).

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx’ lead compound under development is KRX-101 (sulodexide), a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening disease caused by diabetes. KRX-101 is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire clinical-stage drug candidates. Keryx is headquartered in New York City.

Keryx Contact:
Ron Bentsur
Vice President — Finance & Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: ron@keryx.com